UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2007

GLOBALNET CORPORATION
(Exact name of registrant as specified in charter)

Nevada	000-24962	75-2863583
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2616 South Loop West, Suite 670, Houston, Texas 77054
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (832) 778-9591

Copies to:
Gregory Sichenzia, Esq.
Stephen M. Fleming, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02  Unregistered Sales of Equity Securities

To obtain funding for working capital, GlobalNet Corporation (the “Company”) entered into a Securities Purchase Agreement (the “Agreement”) with AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC (each, a “Buyer”, and collectively, the “Buyers”) on November 7, 2007 for the sale of (i) $150,000 in callable secured convertible notes (the “Notes”) and (ii) stock purchase warrants (the “Warrants”) to buy an aggregate of 10,000,000 shares of our common stock. Pursuant to the terms of the Agreement, the Company and the Buyers closed on the sale and purchase of the Notes and the Warrants on November 7, 2007. Funding occurred November 14, 2007.

The Notes bear interest at 8%, mature three years from the date of issuance, and are convertible into our common stock, at the Buyers’ option, at a conversion price, equal to the lower of (i) $0.03 or (ii) 15% of the average of the three lowest intraday trading prices for our common stock during the 20 trading days before, but not including, the conversion date (the “Variable Conversion Price”). As of November 14, 2007, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $.0001 and, therefore, the Variable Conversion Price for the secured convertible notes was $.000015. Based on this conversion price, the Notes issued under the Agreement in the amount of $150,000, excluding interest, are convertible into 10,000,000,000 shares of our common stock.

The Company's Articles of Incorporation currently allow for issuance of a maximum of 20,000,000,000 shares of common stock. Currently, the Company has approximately 12,300,000,000 shares outstanding (including conversions during calendar year 2007 and 2006 of convertible notes previously issued of approximately 100,000,000 and 3,500,000,000 common shares, respectively), leaving an unissued balance of authorized shares that is not sufficient to service the maximum requirements of all of its convertible securities. In the event we are unable to obtain an increase in our authorized common stock, we will be required to repay the convertible debenture and we will be subject to penalties associated with such failure to deliver shares of common stock upon conversion of the debentures as well as prepayment penalties. In addition, the Buyers and the other investors that participated in our previous financing have a secured lien on all of our assets and intellectual property and would be entitled to foreclose on our assets and intellectual property. In the event that the foregoing were to occur, significant adverse consequences to the Company would be reasonably anticipated. Although no notice of default has been received from the Buyers or the other prior investors, all previous notes with the Buyers and with the other prior investors are in default under numerous covenants.

We may prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $0.10 per share. The full principal amount of the Notes is due upon default under the terms of the Notes.

The Warrants are exercisable until seven years from the date of issuance at an exercise price of $0.0001 per share. In addition, the exercise price of the Warrants is adjusted in the event we issue common stock at a price below market.

The Buyers have contractually agreed to restrict their ability to convert the Notes and exercise the Warrants and receive shares of our common stock such that the number of shares of the Company common stock held by a Buyer and its affiliates after such conversion or exercise does not exceed 4.9% of the Company’s then issued and outstanding shares of common stock.

As of the date hereof, the Company is obligated on the Notes issued to the Buyers in connection with this offering.   The Notes are a debt obligation arising other than in the ordinary course of business which constitute a direct financial obligation of the Company.    In addition, the Company is also obligated on approximately $10.6 million in face amount of callable secured convertible notes issued to the Buyers, AJW Offshore, Ltd., AJW Qualified Partners, LLC, and AJW Investments, LLC in connection with previous financings (the “Previous Notes”). Certain of the Company's debt instruments originated in periods prior to October 2005; accordingly, such debt instruments may be converted to common stock which may be sold pursuant to Rule 144(k). The Previous Notes are also convertible at the Variable Conversion Price.

The Notes and the Warrants were offered and sold to the Buyers in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder.   Each Buyer is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

The Company does not currently have a defined funding source, and in the absence of a funding agreement, the Company does not have sufficient funds to continue operations beyond approximately December 31, 2007. The Company’s recent initiatives in development of both wholesale and new products were damaged by funding uncertainties. The Company anticipates continuing discussions regarding additional short-term funding possibilities with its investors. However, there is no assurance that additional funding from the investors will be available, or available on terms and conditions acceptable to the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

4.1	Securities Purchase Agreement, dated November 7, 2007 by and between the Company, AJW Partners, LLC, AJW Master Fund, Ltd., and New Millennium Capital Partners II, LLC

4.2	Form of Callable Secured Convertible Note, dated November 7, 2007

4.3	Form of Stock Purchase Warrant, dated November 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALNET CORPORATION

Date: November 20, 2007	By:	/s/ Mark Schaftlein
Name: Mark Schaftlein
Title: Chief Executive Officer